Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Acquires Large U.K. Dealer Group
Also Announces Divestiture of 3 U.S. Dealerships & Names Senior Management Appointments

HOUSTON, February 4, 2016 — Group 1 Automotive, Inc. (NYSE: GPI), an international, Fortune 500 automotive retailer, today announced that it acquired the Spire Automotive Group which consists of 12 dealerships operating in the greater London metropolitan market. Additionally, the Company announced the divestiture of three U.S. dealerships and made several senior management appointments.

U.K. Acquisition
The Company acquired the Spire Automotive Group, which consists of twelve dealerships operating primarily in north and northwest London. The group includes four Audi dealerships, three BMW/MINI dealerships with a BMW Aftersales centre, two Seat dealerships, one Skoda dealership, one Volkswagen commercial vehicle dealership, and one Jaguar dealership. These stores, which will continue to operate under the Spire dealership brand name, are expected to generate approximately $575 million in annualized revenues.

“We are pleased to expand our relationship with BMW and the Volkswagen Group in the U.K. and to expand our relationship with Jaguar Land Rover from Brazil to the U.K. We are also delighted to further leverage our scale and strong operating management team in the U.K.,” said Earl J. Hesterberg, Group 1’s president and chief executive officer.

The Company’s U.K. operations are expected to generate approximately $1.8 billion in estimated annual revenues with the addition of these stores.  This acquisition broadens the Company’s U.K. footprint to 29 dealerships, which includes existing BMW/MINI, Audi and Ford operations.

U.S. Dispositions
In the U.S., the Company divested three dealerships, which included Mercedes-Benz and Volkswagen of Freehold, New Jersey, and Ira Toyota of Milford, Massachusetts. In total, these dealerships generated approximately $160 million in trailing-twelve-month revenues. The disposals are consistent with Group 1’s portfolio management strategy.

“We continually evaluate our portfolio of dealerships relative to required future capital expenditures and current levels of return on investment and move to dispose of assets that do not offer appropriate returns on invested capital,” said Mr. Hesterberg.

Senior Management Appointments
As previously released, after serving 16 years with the Company, Brooks O’Hara, vice president of human resources, has announced his retirement effective April 1, 2016. In conjunction with this transition, the Company implemented the following personnel changes effective, February 1, 2016:

Frank Grese Jr., is appointed senior vice president of human resources, training, and operations support. Previously, Mr. Grese served as Group 1’s regional vice president of the west region since 2006.
Daryl Kenningham is appointed as the new regional vice president of the west region. Mr. Kenningham served as the regional vice president of the east region since joining the Company in 2011.
David Fesmire is appointed as the new regional vice president of the east region. Previously, Mr. Fesmire served as market director of the Houston/Beaumont and Gulf Coast markets.

Messrs. Grese Jr., Kenningham, and Fesmire will report directly to Earl Hesterberg, Group 1’s president and chief executive officer.

About Group 1 Automotive, Inc.
Group 1 owns and operates 162 automotive dealerships, 212 franchises, and 37 collision centers in the United States, the United Kingdom and Brazil that offer 34 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements related to future, not past, events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” “foresee,” “may” or “will” and similar expressions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com